Issuer Free Writing Prospectus, dated June 9, 2026

Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration No. 333-295812

MERCURY GENERAL CORPORATION

FINAL TERM SHEET

June 9, 2026

$525,000,000 6.250% Senior Notes due 2036

Issuer:	Mercury General Corporation

Ratings / Outlook (Moody’s / Fitch)*:	Baa3 (Stable) / BBB- (Stable)

Principal Amount:	$525,000,000

Maturity:	June 15, 2036

Coupon (Interest Rate):	6.250%

Yield to Maturity:	6.282%

Spread to Benchmark Treasury:	+175 basis points

Benchmark Treasury:	4.375% due May 15, 2036

Benchmark Treasury Price and Yield:	98-24 / 4.532%

Interest Payment Dates:	Semi-annually on June 15 and December 15 of each year, commencing on December 15, 2026.

Optional Redemption:

Prior to March 15, 2036 (three months prior to their maturity date) (the “Par Call Date”), the Company may redeem the notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the Par Call Date, the Company may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Price to Public:	99.764% of the principal amount

Trade Date:	June 9, 2026

Settlement Date:	June 12, 2026 (T+3); under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the delivery of the Notes will be required, by virtue of the fact that the Notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery should consult their advisors.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof.

Day Count Convention:	30 / 360

CUSIP / ISIN:	589400 AC4 / US589400AC46

Joint Book-Running Managers:	BofA Securities, Inc. Wells Fargo Securities, LLC Raymond James & Associates, Inc.

Co-Managers:	BMO Capital Markets Corp. U.S. Bancorp Investments, Inc.

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time. Each securities rating should be evaluated independently of any other securities rating.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Wells Fargo Securities, LLC toll-free at 1-800-645-3751 or Raymond James & Associates, Inc. toll-free at 1-800-248-8863.

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